Exhibit 10.1

PURCHASE AGREEMENT

(Crossroads Center, Gulfport, Mississippi)

THIS PURCHASE AGREEMENT (this “Agreement”) is made effective as of February 14, 2022 (the “Effective Date”) by and between DDR CROSSROADS CENTER LLC, a Delaware limited liability company and successor by merger to DDR Crossroads Center LLC, an Ohio limited liability company (“Seller”), and PMAT-STIRLING CROSSROADS, L.L.C., a Delaware limited liability company (“Buyer”).

SECTION 1THE PROPERTY.

1.1Seller agrees to sell and Buyer agrees to purchase Seller’s leasehold right, title and interest in the real property consisting of approximately 90.128 acres of land situated at the location generally known as 15082-15280 Crossroads Parkway in the City of Gulfport, the County of Harrison, State of Mississippi, and more particularly described on Exhibit “A” (the “Leasehold Property”), together with, subject to the terms and conditions of the Ground Lease (as hereinafter defined), all of Seller’s right, title and interests improvements located thereon, if any, and all appurtenant easements, rights, and privileges (together with the Leasehold Property, collectively,  the “Property”).  The Property is commonly referred to as “Crossroads Center”, as shown on the site plan attached as Exhibit “B”.

1.2At Closing, Seller further agrees to assign, transfer and convey to Buyer, and Buyer agrees to acquire and assume from Seller, for no additional consideration (aside from the Purchase Price (as hereinafter defined) as more particularly set forth herein), Seller’s right, title and interest in and to the following:

a)With respect to the Leasehold Property, all of Seller’s right, title and interest as Lessee under that certain Amended and Restated Sixteenth Section Commercial Lease Contract having an effective date of as of July 28, 1998 by and between the Harrison County Board of Education, as lessor ("Ground Lessor"), and Gulfport Retail Partners, L.P. as lessee ("Predecessor Lessee"), that was filed for record on November 18, 1998 in Records of Deed Book 1431, Pages 322-339 (inclusive), in the Office of the Clerk of the Chancery Court of Harrison County, Mississippi (the “Clerk’s Office”), as amended by that certain First Amendment to Amended and Restated Sixteenth Section Commercial Lease Contract dated as of November 18, 2002, by and between Ground Lessor and Predecessor Lessee, that was filed for record February 6, 2003 in Records of Deed Book 1615, Pages 468 through 476 (inclusive), in the Clerk’s Office, as assigned to Seller by Predecessor Lessee by that certain Assignment and Assumption of Ground Lease dated as of January 31, 2003 between Predecessor Lessee and Lessee and that was filed for record February 6, 2003 in Records of Deed Book 1615, Page 573, in the Clerk’s Office, and as affected by that certain Affidavit on Facts Relating to Title dated as of October 2, 2009 that was filed for record October 15, 2009 as Instrument Number 2009 7401 D — J1 in the Clerk’s Office (as so amended, restated and assigned, collectively, the “Ground Lease”).

b)All of Seller’s right, title and interest, if any, in and to all apparatus, fittings and fixtures in or on the Property or which are attached thereto (the “Fixtures”); provided, however, that the foregoing shall in no event include any Fixtures owned by the tenants;

c)All of Seller’s right, title and interest, if any, in and to any equipment, machinery and personal property located in or on the Property and owned by Seller (the “Personal Property”);

d)All of Seller’s right, title and interest, if any, in and to the trademark, service mark, trade name and name directly relating to “Crossroads Center” (the “Intellectual Property”);

e)The landlord’s and lessor’s interest in all leasehold estates created by the Leases and the Temporary Occupancy Agreements (each as hereinafter defined);

f)All of Seller’s right, title and interest, if any, in and to all warranties and guaranties, if any, relating to the Property, to the extent transferrable and/or assignable (collectively, the “Warranties”); provided, however, Buyer shall be solely responsible for all assignment or transfer fees, costs and expenses associated with and/or payable in connection with the foregoing assignment and transfer of any such Warranties; and

g)All of Seller’s right, title and interest, if any, in and to all consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality relating to the Property, to the extent transferrable and/or assignable (the “Permits”); provided, however, Buyer shall be solely responsible for all assignment or transfer fees, costs and expenses associated with and/or payable in connection with the foregoing assignment and transfer of any such Permits.

For purposes of this Agreement, the Property, together with the Fixtures, Personal Property, Intellectual Property, Leases, Temporary Occupancy Agreements, Warranties and Permits described above shall be collectively referred to herein as the “Entire Property”.

SECTION 2PURCHASE PRICE.  Buyer agrees to pay Seller, as the purchase price for the Entire Property, the sum of Thirty-Eight Million Five Hundred Thousand and 00/100 Dollars ($38,500,000.00) (the “Purchase Price”).  The Purchase Price shall be paid as follows:

a)Within three (3) business days after the Effective Date of this Agreement, Buyer shall deposit Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) with the Escrow Agent (as hereinafter defined) in escrow as an initial earnest money deposit (the “Initial Deposit”).  In the event Buyer fails to deliver the Initial Deposit within such three (3) business day period, then same shall constitute an immediate event of default under this Agreement and Seller shall be entitled to terminate this Agreement upon written notice to Buyer;

b)By no later than three (3) business days immediately following the expiration of the Due Diligence Period (as hereinafter defined), unless Buyer has terminated this Agreement in accordance with Section 8.2 below, Buyer shall deposit an additional sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) with the Escrow Agent (the “Additional Deposit”).  For purposes of this Agreement, the Initial Deposit, together with the Additional Deposit (as and when made), shall be collectively referred to as the “Earnest Deposit”.  Upon the expiration of the Due Diligence Period, the Earnest Deposit shall be nonrefundable to Buyer (except as otherwise provided in this Agreement, or except for a default by Seller) but shall be applicable to the Purchase Price at Closing;

c)Buyer shall deliver the Purchase Price, less the Earnest Deposit and the credits authorized to Buyer, in immediately available funds in escrow with the Escrow Agent on or prior to the Closing Date (as hereinafter defined); and

d)Notwithstanding anything in this Agreement to the contrary, a portion of the Earnest Deposit in the amount of One Hundred and 00/100 Dollars ($100.00) will be non-refundable to Buyer and will be distributed to Seller upon any termination of this Agreement as independent consideration for Seller’s performance under this Agreement.  If this Agreement is properly terminated by Buyer pursuant to a right of termination granted to Buyer by any provision of this Agreement, if any, the One Hundred and 00/100 Dollars ($100.00) non-refundable portion of the Earnest Deposit will be promptly distributed to Seller and, subject to the relevant provisions herein, the balance of the Earnest Deposit remaining after distribution of the independent consideration to Seller will be promptly returned to Buyer.

SECTION 3ESCROW AND TITLE INSURANCE.

3.1Escrow Agent.  The parties hereto designate Commercial Title Agency, L.L.C., 201 St. Charles Avenue, Suite 4600, New Orleans, Louisiana 70130, Attn: Steven C. Serio (the “Title Company”) as the escrow agent (the “Escrow Agent”) in connection with this transaction.  This Agreement shall serve as escrow instructions and shall be subject to the usual conditions of acceptance of the Escrow Agent, insofar as the same are not inconsistent with any of the terms hereof.  By execution of this Agreement, the Escrow Agent agrees that the Earnest Deposit shall be held as a deposit under this Agreement in an interest-bearing account and: (i) applied against the Purchase Price if Closing occurs; or (ii) delivered to Seller or Buyer, in accordance with the terms of this Agreement upon the written approval of Seller and Buyer, if Closing does not occur.  Interest on the Earnest Deposit shall be paid to the party entitled to receive the Earnest Deposit pursuant to this Agreement.

a)Escrow Agent is hereby appointed by Buyer and Seller to receive, hold and dispose of the Earnest Deposit set forth above in accordance with the terms and conditions hereof.  Escrow Agent shall not release any or all of the Earnest Deposit without joint written instructions from Buyer and Seller.  Escrow Agent is acting solely as a stakeholder and depository, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of the subject matter of the escrow, or for the identity or authority of any person executing or depositing it.

b)Buyer and Seller agree to indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fees in connection with or in any way arising out of this Agreement, other than expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.

c)In the event of a dispute concerning the Earnest Deposit, Escrow Agent may continue to hold the Earnest Deposit pursuant to the terms hereof, or may, after giving Buyer and Seller at least 15 days’ advance, written notice, at the joint and several cost of the Buyer and Seller, deposit the same in a court of competent jurisdiction.  Escrow Agent may dispose of the Earnest Deposit in accordance with a court order, and shall be fully protected if it acts in accordance with any such court order.

d)Escrow Agent may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the opinion or instructions of such counsel.

e)Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document Escrow Agent in good faith believes to be genuine and what it purports to be.

3.2Title/Survey.

a)As soon as reasonably practicable after the Effective Date, Buyer shall order from the Title Company a commitment (the “Commitment”) to issue an ALTA Owner’s Leasehold Policy of Title Insurance as to the Property in an amount equal to the Purchase Price (the “Title Policy”).  Buyer shall have the right to order and obtain, at its expense, a new survey or an update of Seller’s existing survey, if any, of the Property (collectively, the “Survey”).  In the event Buyer desires to obtain a Survey, then Buyer shall order same no later than five (5) days after the Effective Date and shall deliver a copy of the Survey to Seller promptly upon receipt from the surveyor.  The Survey shall be certified to Seller, Buyer, Buyer’s lender, and the Title Company.  The Survey shall be in form and substance sufficient to delete the standard survey exception from the Title Policy.  On or before the Closing Date, Seller shall execute and deliver to the Title Company an affidavit to delete the standard preprinted exception for mechanic’s liens from the Title Policy, substantially in the form of Exhibit “H” (the “Title Affidavit”).  It shall be a condition precedent to Buyer’s obligation to purchase the Property that the Title Company can and will, on the Closing Date, issue the Title Policy in accordance with the Commitment and subject only to the Permitted Exceptions (as hereinafter defined).

b)Buyer shall have the right to object to: (i) any matters disclosed by the Commitment (“Title Objections”), and (ii) any matters disclosed by a Survey (“Survey Objections”); provided that Buyer delivers written notice of any valid Title Objections or Survey Objections on or before the fourth (4th) business day prior to the expiration of the Due Diligence Period; otherwise any such objections shall be deemed to be waived.  If Buyer delivers in a timely manner written notice of any valid Title Objections and/or

Survey Objections (collectively, “Objections”), then Seller shall within two (2) business days from receipt of any Objections from Buyer notify Buyer in writing (“Seller’s Response”) whether Seller elects, in Seller’s sole discretion, to: (i) cure any such Objections on or prior to the Closing Date, or (ii) not to cure any such Objections.  If Seller elects to cure an Objection under the previous sentence and fails to do so by the Closing Date, Buyer shall have the right to (x) terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer, or (y) waive the Objections and proceed to purchase the Property with such condition of title as Seller is able to convey and/or subject to the Objections, without a reduction of the Purchase Price therefor, in which event the items objected to which were not cured shall be deemed to be acceptable to Buyer. In the event Seller fails to deliver Seller’s Response to Buyer within such two (2) business day period, Seller shall be deemed to have elected not to cure any of the Objections.  If Seller’s Response states that Seller elects not to cure any of the Objections on or prior to the Closing Date, or if Seller is deemed to have elected not to cure any of the Objections as set forth above, then by the expiration of the Due Diligence Period, Buyer shall elect to either (x) terminate this Agreement, whereupon the Escrow Agent shall promptly deliver the Earnest Deposit to Buyer, or (y) waive the Objections and proceed to purchase the Property with such condition of title as Seller is able to convey and/or subject to the Objections, without a reduction of the Purchase Price therefor, in which event the items objected to which were not cured shall be deemed to be Permitted Exceptions.  If Buyer fails to timely make such election, then Buyer shall be deemed to have elected to purchase the Property pursuant to the foregoing clause (y).

c)Notwithstanding anything contained in this Agreement to the contrary, with respect to all matters affecting title to the Property, and any liens or encumbrances affecting the Property, Buyer acknowledges and agrees that it is relying upon the Title Policy.  If Buyer has a claim under the Title Policy and the subject matter of that claim also constitutes the breach of any representation, warranty or covenant made by Seller in this Agreement, the Ground Lease Assignment (as hereinafter defined) or any other instrument of conveyance as may apply to the transaction, Buyer agrees that it will look first to the Title Policy for recovery of such claim, and Buyer shall only assert any claim against Seller for recovery of such claim either (i) after all remedies available to Buyer under the Title Policy are exhausted and any recovery from Seller hereunder shall be in excess of remedies received by Buyer under the Title Policy or (ii) as required due to any applicable statute of limitations.  This Subsection shall survive Closing and delivery of the Ground Lease Assignment and any associated instrument.

3.3Release of Mortgages.  Except for real estate taxes and assessments not yet due and payable as of the Closing, and mortgages, liens and other encumbrances that are Permitted Exceptions, all mortgages, deeds of trust and monetary liens of ascertainable amounts encumbering the Property incurred by, for, or on behalf of Seller shall be paid by Seller at or prior to Closing, or removed from record by the Title Company.  For clarity, in no event shall the foregoing require Seller to satisfy or expend money to remove any mortgages, deeds of trust or monetary liens of ascertainable amounts incurred by, for, or on behalf of any tenant or other occupant of the Property, or any encumbrance on the fee simple title to the real property that is subject to the Ground Lease.

SECTION 4CONVEYANCE.  On the Closing Date, Seller shall transfer its leasehold interest as lessee under the Ground Lease by an Assignment and Assumption of Ground Lease in recordable form and substantially in the form of Exhibit “J” attached hereto and made a part hereof (“Ground Lease Assignment”), and Buyer shall assume the Ground Lease by the Ground Lease Assignment, releasing Seller from any and all further obligations or liability to the Ground Lessor accruing under or in connection with the Ground Lease from and after Closing. Buyer and Seller hereby agree that the terms of the Ground Lease, and, in particular, Section 5 thereof, require Ground Lessor’s consent for the Ground Lease Assignment to be effective.  It shall be a condition precedent to Seller’s obligations to close under this Agreement that it receive both (i) the consent of Ground Lessor to undertake the assignment to Buyer as contemplated by the Ground Lease Assignment and (ii) confirmation of its release as to further obligations under the Ground Lease following Closing. The transfer by Seller of its leasehold interests under the Ground Lease and in the Property pursuant to the Ground Lease Assignment shall be free and clear of all liens and encumbrances, except the following (collectively, the “Permitted Exceptions”):  (i) the terms and conditions set forth in the Ground Lease and the Ground Lease Assignment; (ii) real estate taxes and assessments, both general and special, not yet due and payable; (iii) declarations, conditions, covenants, restrictions, easements, rights of way and other matters of record, including without limitation, those items shown on any subdivision plat of the Property, which are not objected to or are waived by Buyer pursuant to Section 3.2 herein; (iv) zoning and building ordinances; (v) those matters disclosed by the Survey or which would be disclosed by any accurate survey of the Property; (vi) matters of record as of the Effective Date not objected to by Buyer or which were Objections and Buyer elected to waive in accordance with Section 3.2 above; (vii) the rights of tenants in possession as tenants only under the Leases; and (viii) the rights of any third-party pursuant to any unrecorded cable agreement more particularly described on Exhibit “C” attached hereto (the “Cable Agreements”), if any, and any licensees and/or temporary occupants under any license agreements or other temporary occupancy agreements then in effect with respect to the Property (collectively, the “Temporary Occupancy Agreements”), if any.  The leases in effect with respect to the Property (collectively, the “Leases”) as of the Effective Date are more particularly described on Exhibit “C” attached hereto and made a part hereof.  Seller shall assign to Buyer its interest in the Leases, Temporary Occupancy Agreements and Cable Agreements in effect as of the Closing Date by an Assignment and Assumption Agreement (the “Assignment of Leases”), substantially in the form of the Assignment of Leases and Guaranties attached hereto as Exhibit “D” and made a part hereof, to be executed by Seller and Buyer effective as of Closing.

SECTION 5PRORATIONS AND CLOSING COSTS.

5.1Rents.

a)All collected Rents (as hereinafter defined) shall be prorated between Seller and Buyer as of 12:01 AM on the Closing Date.  Seller shall be entitled to all collected Rents attributable to any period prior to, but not including, the Closing Date.  Buyer shall be entitled to all collected Rents attributable to any period on and after the Closing Date.  After Closing, Buyer shall make a good faith effort to collect any Rents not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged therein); provided, however, that all Rents collected by Buyer on or after the Closing

Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller.  Buyer shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date; provided, however, that Seller: (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after the Closing Date; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying lease.  The terms of the immediately preceding sentence shall survive the Closing Date and not be merged therein.  “Rents” shall mean all base rents, additional rent and operating expense reimbursements and escalations due from the tenants of the Property under the Leases and Temporary Occupancy Agreements. The terms of this Section shall survive the Closing and the recording of the Ground Lease Assignment.

b)All rents and other charges payable under the Ground Lease and not constituting Rents or Operating Expenses (as hereinafter defined) (collectively, “Ground Lease Rents”) shall be prorated between the Seller and Buyer as of the Closing Date. Seller shall receive a credit for the Ground Lease Rents, if any, that are prepaid under the Ground Lease but applicable to any period on or after the Closing Date. Buyer shall receive a credit for any Ground Lease Rents, if any, that are paid in arrears with respect to any period up to the Closing Date.

5.2Property Operating Expenses.  Operating Expenses for the Property shall be prorated as of 12:01 AM on the Closing Date.  Seller shall pay all utility charges and other operating expenses attributable to the Property, if any (collectively, the “Operating Expenses”), incurred prior to, but not including, the Closing Date (except for those Operating Expenses payable, whether actually paid or unpaid, by tenants for such tenant’s leased premises in accordance with the Leases) and Buyer shall pay all Operating Expenses attributable to the Property on and after the Closing Date.  All Operating Expenses paid or payable by tenants in accordance with the Leases shall be allocated between Seller and Buyer, with Seller responsible for periods prior to, but not including, the Closing Date and Buyer responsible for all periods on and after the Closing Date, and all applicable amounts to be trued up between Seller and Buyer in accordance with this Section 5.2.  Seller agrees to use commercially reasonable efforts to cause all meters for all public utilities (including water) being used on the Property to be read on the day of giving possession to Buyer, or as soon as reasonably practical following the Closing Date.  Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 AM on the Closing Date.  To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading.  Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property.  Within ninety (90) days following the Closing Date, Seller shall deliver to Buyer a reconciliation statement of the Operating Expenses for the Property for the portion of the calendar year in which the Closing occurs that the Property was owned by Seller.  Seller’s reconciliation statement shall include tenant invoice calculations and reasonable Operating Expense invoice back-up. Within the thirty (30) day period following Seller’s delivery of such reconciliation statement for Operating Expenses, Seller and Buyer shall work in good faith to resolve any issues with respect to such reconciliation statement.  Upon approval of the Operating Expense reconciliation statement, Seller shall remit any amounts due to Buyer within thirty (30) days and Buyer shall remit any amounts due to Seller within thirty (30) days. Thereafter, Buyer shall be solely responsible for performing any Operating Expense reconciliations with tenants under the Leases with respect to the entire calendar year in which the Closing occurs.  Buyer shall include in any Operating Expense reconciliations with the tenants under the Leases copies of any applicable billing statements and invoice back-up provided by Seller for operating expenses incurred by Seller during the period of Seller’s ownership of the Property.  This Section 5.2 shall survive the Closing and not be merged therein.

5.3Real Estate Taxes and Assessments.

a)Real estate taxes and assessments, both general and special that are payable to the taxing authority (collectively, the “Tax Expense”) shall be prorated as of 12:01 AM on the Closing Date.  Seller shall be responsible for the Tax Expense attributable to the Property prior to, but not including, the Closing Date (except for the Tax Expense, whether actually paid or unpaid, which is payable directly by tenants to the taxing authority for such tenant’s leased premises in accordance with the Leases), and Buyer shall be responsible for the Tax Expense attributable to the Property on and after the Closing Date.  If the Closing occurs prior to the receipt by Seller of the bill for the Tax Expense for the calendar year in which the Closing occurs, the Tax Expense shall be prorated on the basis of the last officially certified and available tax duplicate.   Monthly and/or lump sum amounts Seller, as landlord, has collected from tenants under the Leases and Temporary Occupancy Agreements as reimbursements or prepayments of Seller’s Tax Expense (collectively, “Tax Receivables”) shall be prorated between Buyer and Seller as of the Closing Date.  The collected Tax Receivables shall be matched against the applicable Tax Expense to which they relate.  Seller shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the period prior to, but not including the Closing Date, and Buyer shall be entitled to Tax Receivables to the extent they relate to the Tax Expense attributable to the Closing Date or thereafter.  After receipt of a final bill for the Tax Expense, Buyer shall promptly prepare and present to Seller a calculation of the re-proration of the Tax Expense and Tax Receivables, based upon the actual amount of such Tax Expense charged and/or Tax Receivables received by the parties for the year or other applicable fiscal period.  The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Buyer's calculation and appropriate back-up information.  Buyer shall provide Seller with appropriate backup materials related to the calculation.  With respect to any portion of the Property that is a separate tax parcel, and the applicable tenant pays the Tax Expense with respect to such parcel directly to the taxing authority under the terms of its lease, the Tax Expense for that parcel shall not be prorated between Buyer and Seller at Closing as such tenant(s) shall be responsible for paying the taxing authority for such Tax Expense as it becomes due pursuant to the terms of its lease.

b)Notwithstanding the foregoing, any real estate tax refunds or rebates which apply to periods before the Closing Date shall remain the property of Seller, and

Seller shall have the right to file and pursue any appeals attributable to Seller’s period of ownership of the Property, with respect to tax assessments for the Property. If Seller is successful in any such tax appeal related to the calendar year in which the Closing occurs, Buyer and Seller shall share in the cost of any such appeal and rebates or refunds in the same proportion as the proration of the Tax Expense set forth on the settlement statement executed by the parties at Closing.  Seller will also calculate and apply to tenants’ accounts credits and charges where applicable. Seller will provide copies of this calculation, along with copies of the billings to Buyer, along with any balance due to Buyer.  If Buyer is successful in any such tax appeal attributable to Seller’s ownership period of the Property, Buyer and Seller shall share in the cost of any such appeal and rebates or refunds in the same proportion as the proration of the Tax Expense set forth on the settlement statement executed by the parties at Closing.  Buyer will also calculate and apply to tenants’ accounts credits and charges where applicable. Buyer will provide copies of this calculation, along with copies of the billings to Seller, along with any balance due to Seller.  All prorations hereunder shall be made within thirty (30) days after presentment of invoices or receipt of amounts applicable to this Subsection.

c)This Section 5.3 shall survive the Closing and not be merged therein.

5.4Costs to be Paid by Seller.  Seller shall pay or be charged with the following costs and expenses in connection with this transaction:

a)All governmental transfer taxes and conveyance fees on the assignment or sale and transfer of the Property, including those expended by Seller in procurement of any required Ground Lessor’s consent to the assignment of the Ground Lease to Buyer;

b)the cost recording the Ground Lease Assignment and any other conveyance and transfer instruments;

c)one half (1/2) of the cost of the title examination, the Commitment, and the premium for the Title Policy;

d)one half (1/2) of the escrow fee and the reasonable closing fees charged by the Escrow Agent; and

e)the fees and expenses of Seller’s attorney(s).

5.5Costs to be Paid by Buyer.  Buyer shall pay the following costs and expenses in connection with this transaction:

a)one half (1/2) of the cost of the title examination, the Commitment, and the premium for the Title Policy;

b)the cost of any endorsements to the Title Policy;

c)one-half (1/2) of the escrow fee and the reasonable closing fees charged by the Escrow Agent;

d)the cost of the Survey, if obtained;

e)all costs and expenses in connection with Buyer’s financing, including all loan title policies (and endorsements thereto) and the filing of all documents necessary to complete such financing;

f)all costs incurred by Buyer in connection with its due diligence or other activities related to the Property; and

g)the fees and expenses of Buyer’s attorney(s).

5.6Security Deposits.  Attached hereto as Schedule 5.6 is a list of all security deposits held by Seller under the Leases as of the Effective Date.  At Closing, all security deposits from the tenants under the Leases, to the extent paid by such tenants to Seller and not applied by Seller prior to Closing (including, without limitation, application by Seller against any accounts receivable from such tenants that are due Seller), shall be credited to Buyer as a credit against the Purchase Price and shall be retained by Seller free and clear of any and all claims on the part of tenants.  Seller shall notify Buyer prior to any application of any security deposit during the Due Diligence Period.  After the expiration of the Due Diligence Period, Seller shall not be permitted to apply any security deposits without Buyer’s prior consent, not to be unreasonably withheld, conditioned or delayed.  From and after Closing, Buyer shall be responsible for maintaining as security deposits and other deposits the aggregate amount so credited to Buyer in accordance with all applicable laws, rules and regulations, and in accordance with the provisions of the Leases relevant thereto.  This Section 5.6 shall survive the Closing and not be merged therein.

5.7Leasing Commissions; Tenant Improvement Allowances.  Attached hereto as Schedule 5.7 is list of all unpaid leasing commissions, tenant improvement allowances and landlord work (each a “Leasing Incentive” and collectively the “Leasing Incentives”) as of the Effective Date with respect to any Leases which exist as of the Effective Date (each an “Existing Lease” and collectively, the “Existing Leases”).  Prior to Closing, Seller shall deliver to Buyer an updated version of Schedule 5.7 to reflect any Leasing Incentives that were paid by Seller in the ordinary course of business after the Effective Date.  At (and subject to) Closing, to the extent there are any unpaid Leasing Incentives with respect to any Existing Lease, Buyer shall (i) receive a credit against the Purchase Price in the amount of any unpaid Leasing Incentives with respect to such Existing Leases as reflected on the updated Schedule 5.7 referenced above, and (ii) assume the obligation for the payment of unpaid Leasing Incentives with respect to Existing Leases as reflected on the updated Schedule 5.7.  In addition, Buyer shall be responsible for any and all Leasing Incentives in respect of any new lease or any renewal, extension or expansion of any Existing Lease entered into after the Effective Date that was approved or consented to by Buyer (or deemed approved or consented to by Buyer) in accordance with this Agreement.  If and to the extent Buyer shall be responsible for any such Leasing Incentives in accordance with the foregoing, Buyer hereby expressly assumes the obligation to make such payments following the Closing Date, and Buyer shall indemnify, defend, and hold harmless Seller from and against any and all losses, costs, expenses, liabilities, claims and damages (including reasonable attorneys’ fees, court costs and litigation expenses) suffered by Seller as a result of Buyer’s failure to pay the aforementioned costs to the applicable broker or tenant when they become due and payable.  All of the obligations of Buyer under this Section 5.7 shall survive Closing.

SECTION 6POSSESSION AND CLOSING.

6.1Closing.  The transaction contemplated herein shall be closed via an escrow established at the office of the Escrow Agent at such time and on such date as may be agreed upon by Buyer and Seller; provided, however, that the closing shall occur on or before 3:00 PM (Eastern Time) on April 15, 2022.  The time and date of such closing is referred to herein as the “Closing Date” or the “Closing”.

6.2Seller’s and Buyer’s Closing Deliveries.

a)To effect the Closing, Seller shall deliver to the Escrow Agent the following:

(i)	a signed counterpart of the Ground Lease Assignment;
(ii)	a signed notice to Ground Lessor in a form mutually and reasonable acceptable to the parties and compliant with the Ground Lease requirements (the “Ground Lessor Notice”);
(iii)	subject in all respects to Section 6.3(f) below, a signed Ground Lessor Certificate (as hereinafter defined) from the Ground Lessor;
(iv)	signed counterparts of the Assignment of Leases;
(v)	a certificate and affidavit of non-foreign status;
(vi)	a completed 1099-S request for taxpayer identification number and certification and acknowledgment;
(vii)	the Title Affidavit;
(viii)

signed notices to all tenants and other occupants of the Property, substantially in the form of Exhibit “E” attached hereto and made a part hereof (the “Tenant Notice Letters”), advising them of the sale of the Property and directing them where to send all future rent and notices;

(ix)	certificates or resolutions of Seller authorizing the sale of the Entire Property pursuant to this Agreement and the authority of the officer executing the closing documents on behalf of Seller;
(x)

a Bill of Sale and General Assignment in favor of Buyer conveying Seller’s interest, if any and without warranty, in and to the Fixtures, the Personal Property, the Intellectual Property, the Warranties and the Permits, substantially in the form of Exhibit “F” attached hereto and made a part hereof (the “General Assignment”);

(xi)	a certificate updating Seller’s representations and warranties set forth in Section 9.1 below, substantially in the form of Exhibit “I” attached hereto (the “Bring Down Certificate”); and
(xii)	a signed settlement statement with respect to the Closing.

b)In addition, within three (3) business days following the Closing, Seller shall deliver to Buyer executed counterparts of the Ground Lease, all Leases and any amendments, guarantees and other documents relating thereto, to the extent in Seller’s possession.

c)To effect the Closing, Buyer shall deliver to the Escrow Agent:

(i)	signed counterpart of the Ground Lease Assignment;
(ii)	signed counterpart of the Ground Lessor Notice;
(iii)	signed counterparts of the Assignment of Leases, the Tenant Notice Letters and the General Assignment;
(iv)	a signed settlement statement with respect to the Closing;
(v)	such other closing documents as may be reasonably necessary to consummate the transactions contemplated herein; and
(vi)

a letter to Seller directing Seller where any amounts delivered by the tenants to Seller following the Closing that relate to Buyer’s period of ownership should be delivered, including, without limitation, Buyer’s wiring instructions.

d)Unless otherwise provided herein, all documents and funds necessary for Closing shall be deposited in escrow as of 2:00 PM Eastern Time on the Closing Date.  At Closing, the Escrow Agent shall:

(i)	deliver the Ground Lease Assignment to Buyer by filing the Ground Lease Assignment for record in the public records for the jurisdiction in which the Property is located;
(ii)

pay to Seller the Purchase Price less any credits to which Buyer is entitled, charge Seller and Buyer for the closing costs as set forth in Section 5 above, and disburse the Earnest Deposit to Seller, all in accordance with the agreed upon settlement statement;

(iii)	cause the Title Company to issue the Title Policy; and
(iv)	Seller shall deliver exclusive possession of the Property to Buyer at the Closing, except for the rights of any parties under the Permitted Exceptions.

e)Within three (3) days following the Closing Date, Escrow Agent shall assemble fully executed versions of the Tenant Notice Letters and deliver them to the tenants pursuant to the Leases and Temporary Occupancy Agreements.  Copies of the fully executed Tenant Notice Letters, together with evidence of their delivery, shall be provided to each of Buyer and Seller promptly following delivery to the tenants.  The provisions of this Section 6.2(e) shall survive Closing.

6.3Estoppels; SNDAs.

a)In accordance with the further terms and conditions of this Section 6.3, Seller shall use its commercially reasonable, good faith efforts to provide tenant estoppel certificates (the “Tenant Estoppels”) from the tenants under the Leases.  Notwithstanding the foregoing, at a minimum Seller shall deliver to Buyer at or prior to Closing a Tenant Estoppel from: (i) Academy Sports, Petsmart, Michaels, Ross, Burke’s Outlet, TJ Maxx, Old Navy, Office Depot, Barnes and Noble, Belk and Cinemark (each a “Major Tenant”); and (ii) tenants under the Leases leasing representing at least fifty percent (50%) of the remaining open and occupied gross leasable area of the Property that are subject to Leases with an original term of more than twelve (12) months (“Non-Major Tenants”).  The Tenant Estoppels required to be delivered pursuant to subparts (i) and (ii) in the preceding sentence and that are a condition to Closing as more particularly set forth herein are defined collectively as the “Required Estoppels”.

b)The form of the Tenant Estoppel shall be substantially in the form of Exhibit "G" attached hereto and made a part hereof; provided, however, that if any tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit "G", then Buyer shall accept any estoppel certificate and any modifications made to such estoppel certificate to the extent that such changes are consistent with the minimum requirements set forth in such tenant's Lease, provided that such Tenant Estoppel is addressed to Buyer and Buyer’s lender; and provided further, however, that under no circumstances shall Buyer be required to accept any tenant estoppel certificate delivered in connection with this Section 6.3 to the extent the tenant discloses therein any material default by Seller under such tenant's Lease.

c)Buyer shall, within five (5) business days after Buyer's receipt of any executed Tenant Estoppels from Seller, respond to Seller in writing with any specific comments or concerns that Buyer has with respect to such Tenant Estoppels as a result of Buyer's review of such Tenant Estoppels and the applicable Lease for such tenant.  If Buyer fails to respond to Seller within such five (5) business day period, the Tenant Estoppels delivered by Seller shall be deemed accepted by Buyer.

d)Any Tenant Estoppel that is deemed delivered in accordance with the terms of the applicable tenant's Lease shall satisfy the delivery requirement for such tenant under this Agreement.  Additionally, in the event that Seller has been unable to obtain a Tenant Estoppel from any Non-Major Tenants as of the Closing Date, Seller shall have the option, but not the obligation, to deliver Seller estoppel certificates (“Seller Estoppels”) at or prior to Closing for any such Non-Major Tenants, which Seller

Estoppels shall state the economic terms of the applicable Lease, as well as state whether or not, to Seller's actual knowledge, Seller has delivered to, or received from, any such tenants, a written notice of default, which default remains uncured as of the date of such Seller Estoppel; provided, however, under no circumstances shall delivery of Seller Estoppels be permitted with respect to the Major Tenants.  A Seller Estoppel (if given) shall be an acceptable substitute for the respective Tenant Estoppel not yet received and shall count toward the delivery requirement with respect to the Required Estoppels.  The statements made by Seller in any Seller Estoppel shall be deemed to be representations and warranties of Seller contained in this Agreement to the same extent, and with the same effect, as if such representations and warranties were set forth in Section 9.1 of this Agreement and shall be subject to all of the terms and provisions of Section 9.1 of this Agreement, including, without limitation, the Floor (as hereinafter defined), the Cap (as hereinafter defined) and the Survival Period (as hereinafter defined).  Notwithstanding anything contained herein to the contrary, in the event a Seller delivers a Seller Estoppel to Buyer and at any time thereafter (whether before or after Closing) Seller or Buyer obtains a Tenant Estoppel which corresponds to a delivered Seller Estoppel (a “Corresponding Tenant Estoppel”), then such Corresponding Tenant Estoppel shall be substituted for the corresponding Seller Estoppel and, upon Buyer's receipt of such Corresponding Tenant Estoppel, the corresponding Seller Estoppel shall automatically become null and void and be of no further force or effect and Seller shall have no liability therefor.

e)Subject to the terms and conditions of Section 6.3(f) below, Seller shall use its commercially reasonable, good faith efforts to provide a Certificate of Ground Lessor in substantially the form attached hereto as Exhibit “K” (the “Ground Lessor Certificate”), evidencing Ground Lessor’s consent to the assignment by Seller to Buyer of the Ground Lease at Closing, and showing no material default by Seller, as current ground lessee under the Ground Lease, or any facts that materially contradict any of the express representations or warranties of Seller set forth in this Agreement as to the Ground Lease in any material and adverse respect, or any facts that contradict any of the facts or statements set forth in the Ground Lease in any material and adverse respect.

f)In the event Seller has obtained but is unable to deliver the Required Estoppels or the Ground Lessor Certificate to Buyer on the date that is least three (3) business days prior to Closing, then Buyer shall have the option to extend Closing for each day of delay but in no event more than ten (10) days.  In the event Seller has been unable to obtain the Required Estoppels or the Ground Lessor Certificate as of the Closing Date, then (i) with respect to all Required Estoppels, Buyer or Seller shall have the right to extend the Closing Date by up to ten (10) days by delivery of written notice to the other to allow additional time to obtain the Required Estoppels, and (ii) with respect to the Ground Lessor Certificate, Buyer or Seller shall have the right to extend the Closing Date by up to thirty (30) days by delivery of written notice to the other in order to allow Seller additional time to obtain the Ground Lessor Certificate.  Seller shall have no obligation to update any Tenant Estoppels described in this Section 6.3 or the Ground Lessor Certificate at or prior to Closing, including without limitation in connection with any extension of the Closing Date pursuant to this Agreement.  Notwithstanding anything contained herein to the contrary, if Buyer has not received the Required Estoppels or the

Ground Lessor Certificate in accordance with the terms of this Section 6.3 at or before the scheduled Closing (as may be extended), Seller shall not be deemed in default of this Agreement, but rather a failure of a condition to Closing shall have occurred, and Buyer shall have the right to (i) terminate this Agreement by delivery of written notice to Seller, in which event the Earnest Deposit shall be returned to Buyer promptly and neither Seller nor Buyer shall have any further rights or obligations hereunder, except for those obligations which are expressly stated in this Agreement to survive any termination of this Agreement, or (ii) waive such requirement and proceed to Closing.

g)Additionally, Seller agrees to request Subordination, Non-Disturbance and Attornment Agreements (“SNDAs”) in a commercially reasonable form as may be provided by Buyer or Buyer’s lender, from such tenants under the Leases as may be requested by Buyer’s lender; provided however, nothing contained in this Agreement shall obligate Seller to obtain, negotiate or otherwise complete any SNDAs on behalf of Buyer or Buyer’s lender, and delivery of any SNDAs shall not be a condition to Buyer’s obligation to close on the purchase of the Property pursuant to the terms of this Agreement.  Buyer shall deliver the identity of its lender to Seller, together with the fully completed SNDA forms as to such tenants where Buyer’s lender is requesting an SNDA, by no later than the expiration of the Due Diligence Period; provided, however, that if no such SNDA forms are provided to Seller prior to such deadline, then Seller shall be under no obligation to request SNDAs hereunder.

6.4Covenants of Seller Pending Closing.

a)From and after the expiration of the Due Diligence Period through the Closing Date, Seller shall not, except as set forth as Schedule 6.4 attached hereto: (i) modify, cancel, extend or otherwise change in any manner the terms and provisions of the Ground Lease or the Leases (but the foregoing shall not prevent Seller, as landlord, from accepting any notice of extension, cancellation or other action received from a tenant pursuant to a right set forth in its Lease); (ii) enter into any contracts for services or otherwise that may be binding upon the Property following Closing or upon Buyer; (iii) grant any easements on the Property; or (iv) enter into any new leases of space in the Property; in each instance without the express prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer agrees to deliver to Seller such consent or refusal of consent, in writing (and in the event Buyer refuses consent, Buyer shall include with such written refusal, with reasonable specificity, Buyer’s reasons for refusing consent), within three (3) business days after receipt of a written request from Seller seeking any such consent.  In the event Buyer fails to deliver to Seller such consent or refusal of consent (including Buyer’s reasons therefor), in writing, within three (3) business days after receipt of a written request from Seller, Buyer shall be deemed to have consented, in all respects, to any and all matters set forth in the written request from Seller.

b)Upon Buyer’s written request, Seller shall provide Buyer with a copy of any communication sent or received after the Effective Date with respect to any Lease regarding any actual or alleged default by either party under any Lease.

c)From the Effective Date through the Closing Date, Seller shall continue to operate the Property in substantially the same manner as Seller has prior to the Effective Date.

d)From the Effective Date through the Closing Date, Seller shall promptly deliver to Buyer a copy of any material written notice issued or received by Seller under the Ground Lease or any of the Leases.

6.5Option Agreement.  Seller and Royal Casino Corporation (“RCC”) are parties to that certain Right of First Refusal to Purchase Leasehold Interest dated January 31, 2003 and recorded in the land records of Harrison County, Mississippi (the “Option Agreement”) whereby RCC granted to Seller an option to purchase certain real property owned by RCC adjacent to the Property pursuant to the terms and conditions of the Option Agreement.  The intent of Seller and Buyer hereunder is that all right, title and interest of Seller in and to the Option Agreement shall be transferred to Buyer as of the Closing Date, subject in all respects to the consent of RCC pursuant to the Option Agreement.  After the Effective Date, Seller shall deliver notice to RCC requesting consent of RCC to Seller’s assignment of the Option Agreement to Buyer at Closing pursuant to the terms of this Agreement.  Buyer agrees to reasonably cooperate with Seller in connection with the requested consent from RCC.  The terms and conditions of RCC’s consent to the assignment of the Option Agreement shall be subject to the sole discretion of each of Seller and Buyer, and for clarity the parties agree that in no event shall Seller or Buyer be required to pay any sum whatsoever to RCC in exchange for RCC’s consent to the assignment of the Option Agreement to Buyer at Closing.  In the event that, despite Seller’s and Buyer’s efforts to the contrary, RCC does not approve Seller’s assignment of the Option Agreement to Buyer at Closing, then no default or failed condition shall have occurred whatsoever, and the parties shall proceed to Closing in accordance with the terms and conditions of this Agreement with no adjustment in the Purchase Price.

SECTION 7CONDITION OF PROPERTY.

7.1“As-Is” Condition.  BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER WILL HAVE, AS OF CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE STATUS OF SELLER’S RIGHTS, TITLE AND INTERESTS UNDER THE GROUND LEASE, ALL ASPECTS OF TITLE TO THE PROPERTY AND THE PHYSICAL CONDITION OF THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE ASSUMPTION AND PURCHASE OF THE PROPERTY.  BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, THE GROUND LEASE ASSIGNMENT, THE ASSIGNMENT OF LEASES AND BRING DOWN CERTIFICATES (SUCH DOCUMENTS, COLLECTIVELY, THE “CLOSING DOCUMENTS”), BUYER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE GROUND LEASE, THE LEASES, OTHER AGREEMENTS AND ANY AND ALL ASPECTS OF THE PHYSICAL CONDITION OF THE PROPERTY BY BUYER AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, OR ANY PARTNER OF SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF

ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE PROPERTY, THE CONDITION OF THE PROPERTY OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  BUYER IS PURCHASING, AND AT CLOSING WILL ACCEPT, THE PROPERTY ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND/OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE; EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT AND, AS APPLICABLE, THE CLOSING DOCUMENTS.  BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE THE PROPERTY.

AS USED IN THE PRIOR PARAGRAPH, THE TERM “CONDITION OF THE PROPERTY” MEANS THE FOLLOWING MATTERS: (I) THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTY; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE PROPERTY; THE LOCATION OF THE PROPERTY IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA; THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE PROPERTY AND THE IMPROVEMENTS LOCATED THEREON; AND (II) THE COMPLIANCE OR NON-COMPLIANCE OF SELLER OR THE OPERATION OF THE PROPERTY OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF: (A) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF THE PROPERTY UNDER ANY APPLICABLE LEGAL REQUIREMENTS; AND (B) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR

AFFECTING THE LEASE, USE, MANAGEMENT, AND OPERATION OF THE PROPERTY. NOTHING CONTAINED IN THIS SECTION 7.1 SHALL BE DEEMED TO WAIVE OR OTHERWISE LIMIT ANY OBJECTIONS MADE BY BUYER PURSUANT TO SECTION 3.2.

Buyer’s Initials:

Except as specifically set forth in this Agreement or, if and as applicable by Seller in any of the Closing Documents, Buyer acknowledges and agrees that it has not (and shall not) rely upon any statement and/or information from whomsoever made or given (including, but not limited to, any broker, attorney, agent, employee or other person representing or purporting to represent Seller) directly or indirectly, verbally or in writing, and Seller is not and shall not be liable or bound by any such statement and/or information.

Except as specifically set forth in this Agreement or, if and as applicable by Seller in any of the Closing Documents, Seller specifically disclaims any representation, warranty or guaranty with respect to the Property, express or implied, including, but not limited to, any representation or warranty as to the Property’s condition, fitness for a particular purpose, quality, freedom from defects or contamination (whether or not detectable by inspection), compliance with zoning or other legal requirements or as to the availability or existence of any utility or other governmental or private services or as to the amount of taxes assessed to the Property.

7.2Release of Claims Under Environmental Laws.  Buyer, on behalf of itself and all future owners and occupants of the Property, hereby waives and releases Seller from any claims arising out of the environmental condition of the Property and all claims under any applicable federal, state or local environmental laws (“Environmental Laws”).  For purposes of this Agreement, the term “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq. and the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended from time to time; and any similar federal, state and local laws and ordinances and the regulations and rules implementing such statutes, laws and ordinances.  The foregoing waiver and release shall survive Closing and delivery of the Ground Lease Assignment.

SECTION 8DUE DILIGENCE.

8.1Seller’s Due Diligence Materials.  Within five (5) business days after the Effective Date, Seller will either make available (either at a physical location or via electronic data room) or deliver to Buyer, as and if available, a copy of the information set forth on Schedule 8.1 to facilitate Buyer’s due diligence review of the Property (the “Due Diligence Material”).  Except for the representations and warranties of Seller contained in this Agreement, (a) Seller shall have no liability with regard to such Due Diligence Material and shall not be required to update the Due Diligence Material or provide any such Due Diligence Material that is not in Seller’s custody or control and (b)Seller makes no representation or warranty regarding the accuracy of the information contained in the Due Diligence Material and Seller shall have no obligation or liability with respect to any of the Due Diligence Material.  Any costs associated with the Due Diligence Material beyond the first copy provided to Buyer will be at Buyer’s expense.  Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein.

8.2Inspections and Reports; Review of Commitment and Survey.

a)During the period commencing on the Effective Date and expiring at 5:00 PM (Eastern Time) on March 16, 2022 (the “Due Diligence Period”), Seller shall permit Buyer and Buyer’s representatives to enter the Property at any time for the purpose of conducting inspections and investigations reasonably required by Buyer in order to determine the suitability of the Property for Buyer’s purposes (collectively, the “Inspections”).  During the Due Diligence Period, pursuant to Section 3.2 herein, Buyer shall also review the status of title to the Property as set forth in the Commitment and all matters relating to the Survey.  Buyer shall promptly repair any damage to the Property attributable to the conduct of the Inspections, and shall promptly return the Property to substantially the same condition as existed prior to the conduct thereof.  No Inspections shall be conducted without Seller’s approval as to the time and manner thereof, which approval shall not be unreasonably withheld, conditioned or delayed.  At Seller’s request, any such Inspection shall be performed in the presence of a representative of Seller.  Any such Inspection shall be subject to any limitation under the Leases and shall be performed in a manner which does not interfere with the use, operation, or enjoyment of the Property, including, but not limited to, the rights of any tenant on the Property. In the event Buyer terminates this Agreement, Buyer shall cause copies of all information and written materials obtained or generated by third parties in connection with the conduct of all Inspections, including any tests and environmental studies conducted of the Property (“Reports”), to be delivered to Seller upon issuance thereof without cost to Seller.

b)If the results of the Inspections or the Reports are not acceptable to Buyer, or for any other reason or no reason at all, Buyer, in its sole and absolute discretion, may terminate this Agreement by written notice given to Seller prior to the expiration of the Due Diligence Period, in which event Buyer shall receive a refund of the Earnest Deposit and neither of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination of this Agreement.  If Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived the contingency set forth in this Section, and elected to proceed with the purchase of the Property.  In addition, the Earnest Deposit shall become nonrefundable to Buyer, but shall remain applicable to the Purchase Price at Closing.

c)Buyer hereby agrees to indemnify, defend and hold harmless Seller from and against any losses, liabilities, damages, costs or expenses incurred by Seller as a result of Buyer’s exercise of the right of inspection granted under this Section.  Buyer acknowledges and agrees that any such Inspections conducted by Buyer or Buyer’s agents and representatives shall be solely at the risk of Buyer.  Buyer shall carry commercial general liability insurance covering all activities conducted by Buyer, its agents, contractors and engineers on the Property.  Such insurance shall have limits of not less than One Million Dollars ($1,000,000.00) for personal injury to or death of any one person, Two Million Dollars ($2,000,000.00) for personal injury to or death of any number of persons in any one accident and One Million Dollars ($1,000,000.00) for property damage, and shall name Seller as an additional insured.  Prior to any entry onto the Property by Buyer or its agents or representatives, and as a condition to Buyer’s right to enter onto the Property, Buyer shall provide proof of such insurance to Seller. All of the obligations of Buyer under this Section shall survive Closing or the termination of this Agreement.

8.3Confidentiality.  Buyer agrees that it shall treat all Due Diligence Material and Reports as confidential materials and shall not disclose any portion thereof except: (i) to the extent necessary in connection with its evaluation of the Property; (ii) to the extent required by law; (iii) to Buyer’s mortgage lender(s) or investors, if any, involved in the transaction contemplated by this Agreement; or (iv) with the express written consent of Seller.  If this Agreement terminates in accordance with the terms hereof, Buyer shall promptly return to Seller or destroy all Due Diligence Material it received and shall not retain any copies of the Due Diligence Material.  Notwithstanding any provision in this Agreement to the contrary, neither Buyer nor Buyer’s agents shall contact any governmental authority regarding Buyer’s discovery of any Hazardous Substances (as hereinafter defined) on, or any environmental conditions at, the Property without Seller’s prior written consent thereto, unless such contact or notification is required by applicable law; provided, however, that in the event Buyer is required to make any such disclosure pursuant to applicable law, Buyer shall give Seller written notice three (3) days prior to such disclosure.  In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least five (5) business days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.  For the purposes of this Agreement, the term “Hazardous Substances” shall have the same definition as is set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq. (the “Superfund Act”); provided, however, that the definition of the term “Hazardous Substances” shall also include (if not included within the definition contained in the Superfund Act) petroleum and related byproducts, hydrocarbons, radon, asbestos, urea formaldehyde and polychlorinated biphenyl compounds.  Buyer agrees that Seller may seek injunctive relief to prevent or limit an unauthorized disclosure of the Due Diligence Material and Reports and also may pursue any other remedies available under law or equity as a result of a breach or anticipated breach of this Section.  All of the obligations of Buyer under this Section shall survive the termination of this Agreement.

SECTION 9REPRESENTATIONS AND WARRANTIES.

9.1By Seller.  Seller represents and warrants to Buyer as of the Effective Date that:

a)Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware.

b)Seller has the capacity and authority to execute this Agreement and perform the obligations of Seller under this Agreement.  All action necessary to authorize the execution, delivery and performance of this Agreement by Seller has been taken, and such action has not been rescinded or modified.  Upon the execution of this Agreement, this Agreement will be legally binding upon Seller.  The person signing this Agreement on behalf of Seller has been duly authorized to sign and deliver this Agreement on behalf of Seller.

c)To the actual knowledge of Seller, the execution and delivery of this Agreement and performance by Seller of its obligations under this Agreement will not conflict with or result in a violation of, or breach of, or constitute a default under, any law or administrative regulation or any of the terms, conditions or provisions of any judgment, decree, contract, loan agreement, bond, note, resolution, indenture, mortgage, deed of trust or other agreement or instrument to which it is a party and which affects the Property.

d)To the actual knowledge of Seller, no consent or approval of any third party (including, without limitation any governmental authority) is or was required in connection with Seller’s execution and delivery of this Agreement or its consummation of the transaction contemplated herein.

e)Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code.

f)To the actual knowledge of Seller and except for personal injury or property damage suits for invitees that are adequately covered by Seller’s insurance policy, Seller has not received written notice of any legal actions, suits or similar proceedings pending and served against the Property, nor, to the actual knowledge of Seller, has any legal action, suit or similar proceeding been threatened in writing against the Property, within the twelve (12) month period prior to the Effective Date, which in any case, has not been cured, dismissed, settled or otherwise resolved.

g)To the actual knowledge of Seller, within the eighteen (18) month period prior to the Effective Date, Seller has not received written notice of any pending actions, nor to Seller’s actual knowledge are there any threatened actions in writing, by any governmental authority having the power of condemnation or eminent domain which might result in all or any material portion of the Property or any interest therein being taken by eminent domain, condemnation or conveyed in lieu thereof, which in any case, has not been cured, dismissed, settled or otherwise resolved.

h)To the actual knowledge of Seller, within the eighteen (18) month period prior to the Effective Date, Seller has received no written notice from any governmental authority alleging that the Property is in material violation of applicable laws, ordinances or regulations which has not been cured, dismissed, settled or otherwise resolved.

i)The Leases set forth on Exhibit “C” attached hereto are the only leases in effect with respect to the Property or any portion thereof as of the Effective Date.

j)The Rent Roll for the Property attached as Schedule 9.1(j) is accurate in all material respects with respect to the matters set forth therein and as of the date of such Rent Roll.

k)To the actual knowledge of Seller, and except as disclosed in any environmental assessment or other environmental report or documentation included as part of the Due Diligence Material, within the eighteen (18) month period prior to the Effective Date, Seller has received no written notice that the Property is in material violation of any Environmental Laws which has not been cured, dismissed, settled or otherwise resolved.

l)Seller has not executed or entered into any other agreement to purchase, sell, option, lease or otherwise dispose of or alienate all or any portion of the Property other than this Agreement, the Ground Lease, the Leases and the Permitted Exceptions which remain binding upon Seller or the Property.

m)Except as provided in the Leases and on Schedule 5.7, as of the Effective Date, to the actual knowledge of Seller, no leasing commissions or fees are payable in connection with the Leases.

n)Seller is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten, to Commit, or Support Terrorism), the USA Patriot Act, or other governmental action.

o)Except as set forth on Schedule 9.1(o) attached hereto, to the actual knowledge of Seller, none of the tenants under the Leases have a right of first refusal to purchase the Property or any part thereof.

p)To the actual knowledge of Seller, the list of security deposits in Schedule 5.6 is true and correct in all material respects.

q)

Except as set forth on Schedule 9.1(q) attached hereto, to the actual knowledge of Seller, within the eighteen (18) month period prior to the Effective Date, Seller, as landlord, has delivered no written notice to any tenant under any Lease alleging a default by such tenant which has not been cured, dismissed, settled or otherwise resolved; and Seller, as landlord, has received no written notice from any tenant under any Lease alleging a default by Seller, as landlord, under such Lease which has not been cured, dismissed, settled or otherwise resolved.

If Seller discovers that any of the representations or warranties of Seller in Section 9.1 is or becomes inaccurate or incomplete as a result of a change of fact or circumstances after the Effective Date (and not as a result of a representation or warranty otherwise being materially inaccurate as of the Effective Date or a representation or warranty becoming materially inaccurate after the Effective Date and prior to Closing due to a breach or default by Seller under this Agreement), then Seller shall promptly deliver written notice to Buyer of such change in facts or circumstances (each a “Change Notice”).  Upon Seller’s delivery to Buyer of any Change Notice, the representation and warranty described in such Change Notice shall be deemed updated and/or revised as described in the Change Notice, and Seller shall have no liability to Buyer therefor, subject to Buyer’s right to terminate as set forth below in this paragraph.  In the event that any representation or warranty by Seller in Section 9.1 above is materially inaccurate as of the Closing Date (as disclosed to Buyer or as otherwise actually known by Buyer or actually discovered by Buyer prior to Closing), and if such material inaccuracy is due to either: (i) such representation or warranty otherwise being materially inaccurate as of the Effective Date; or (ii) such representation or warranty becoming materially inaccurate after the Effective Date and prior to Closing due to a breach or default by Seller under this Agreement; then Buyer, as its sole and exclusive remedy for such breach or default, shall have the right to terminate this Agreement, in which event the Earnest Deposit shall be returned to Buyer by the Escrow Agent, Seller shall pay Buyer all of Buyer’s actual out-of-pocket costs incurred in connection with this Agreement, including reasonable attorneys’ fees, not to exceed One Hundred Thousand and 00/100 Dollars ($100,000.00) (the “Reimbursement Amount”) in the aggregate, and neither party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, and Buyer expressly waives the right to sue Seller for damages.  Buyer may bring an action or proceeding alleging the untruth, inaccuracy or breach of any such warranties, representations and agreements that expressly survive Closing as provided for herein within the Survival Period, and the warranties, representations and agreements at issue will survive until full and final determination of the action or proceeding.  However, if Buyer proceeds to Closing with actual knowledge of any such untruth, inaccuracy or breach of any warranty, representation or agreement, Buyer is deemed to have waived any claims with respect to each such warranty, representation or agreement.  Buyer shall be deemed to have actual knowledge of all matters arising and/or disclosed in any Tenant Estoppels delivered to Buyer at or prior to Closing.  Subject to the limitations in this paragraph, following Closing, Seller shall reimburse Buyer’s damages arising out of any untruth, inaccuracy or breach of any surviving warranty, representation or agreement hereunder, provided, however, that: (i) the valid claims for all such breaches hereunder aggregate to more than Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Floor”); (ii) written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller after the Closing Date and prior to the expiration of the Survival Period; and (iii) in no event shall Seller’s aggregate liability to Buyer for all breaches of surviving warranties, representations and agreements hereunder exceed the amount of Seven Hundred Seventy Thousand and 00/100 Dollars ($770,000.00) (the “Cap”).  The warranties, representations and agreements of Seller as set forth in this Section 9.1 shall survive Closing and delivery of the Ground Lease Assignment to Buyer for a period of two hundred seventy (270) days (the “Survival Period”) after the Closing Date.  As used in this Agreement, any and all references to “Seller’s knowledge,” “Seller’s actual knowledge” or phrases of similar import shall mean the conscious awareness of facts or other relevant information, without investigation or inquiry, by Melinda Scaccia or Dustin Christensen.

9.2By Buyer.  Buyer represents and warrants to Seller as of the Effective Date that:

a)Buyer is duly created and validly existing pursuant to the laws of the jurisdiction of its organization and is duly qualified to do business in the jurisdiction in which the Property is situated if and to the extent that such qualification is required.

b)Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement.  All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken, and such action has not been rescinded or modified.  Upon the execution of this Agreement, this Agreement will be legally binding upon Buyer.  The person signing this Agreement on behalf of Buyer has been duly authorized to sign and deliver this Agreement on behalf of Buyer.

c)To the actual knowledge of Buyer, Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement.

d)To the actual knowledge of Buyer, neither the execution of this Agreement nor the consummation of the transactions contemplated herein by Buyer will constitute a breach under any contract or agreement to which Buyer is a party or by which Buyer is bound or affected.

e)To the actual knowledge of Buyer, no consent or approval of any third party (including, without limitation any governmental authority) is or was required in connection with Buyer’s execution and delivery of this Agreement or its consummation of the transaction contemplated herein.

f)None of the funds to be used for payment by Buyer of the Purchase Price will be subject to 18 U.S.C. §§ 1956-1957 (Laundering of Money Instruments), 18 U.S.C. §§ 981-986 (Federal Asset Forfeiture), 18 U.S.C. §§ 881 (Drug Property Seizure), Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001, or the United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (the “USA Patriot Act”)

g)Buyer is not, and will not become, a person or entity with whom U.S. persons are restricted from doing business with under the regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the USA Patriot Act, or other governmental action.

Buyer shall fully disclose to Seller, immediately upon Buyer’s becoming aware of its occurrence, any change in facts or circumstances of which Buyer becomes aware prior to the Closing that may affect the representations and warranties set forth above.  In the event that any representation or warranty by Buyer is not accurate as of the Closing, subject to the cure period set forth in Section 10 below, Seller, as its sole and exclusive remedy, shall have the right to terminate this Agreement, in which event the Earnest Deposit shall be delivered and paid to Seller by the Escrow Agent and neither party hereto shall have any further obligations hereunder except for such obligations and indemnities which expressly survive the termination of this Agreement, and Seller expressly waives the right to sue Buyer for damages. As used in this Agreement, any and all references to “Buyer’s knowledge,” “Buyer’s actual knowledge” or phrases of similar import shall mean the conscious awareness of facts or other relevant information, without investigation or inquiry, by Robert A. Whelan or Townsend Underhill.

SECTION 10DEFAULT.

10.1Seller Default.  Notwithstanding any provision in this Agreement to the contrary, if Seller breaches or defaults under this Agreement, or if the Closing does not occur by reason of a material default by Seller which continues for two (2) business days after written notice from Buyer, then Buyer shall have the right, as Buyer’s sole and exclusive remedy, to elect to either: (i) terminate this Agreement, in which event Buyer shall receive the Earnest Deposit, Seller shall pay Buyer all of Buyer’s actual out-of-pocket costs incurred in connection with this Agreement, including reasonable attorneys’ fees, not to exceed the Reimbursement Amount, and neither of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination; or (ii) enforce specific performance of this Agreement, provided that such action must be commenced within sixty (60) days following Buyer’s discovery of Seller’s material default under this Agreement.  No other remedy or relief shall be available to Buyer, and Buyer hereby waives any and all other remedies, including the right to sue Seller for damages, except as otherwise provided in this Agreement.

10.2Buyer Default.  Notwithstanding any provisions of this Agreement to the contrary, if Buyer breaches or defaults under this Agreement, or if Buyer otherwise fails to timely close this transaction for reasons other than Seller’s default or the failure of any of the express conditions to Buyer’s performance, and if such breach, default and/or failure by Buyer continues and is not fully cured within two (2) business days after written notice from Seller, then this Agreement shall terminate, and the Earnest Deposit shall be delivered to Seller as agreed-upon liquidated damages as Seller’s sole remedy.  Seller and Buyer acknowledge that:  (i) it would be impossible to accurately determine Seller’s damages in the event of Buyer’s default; (ii) the Earnest Deposit is fair and equitable; and (iii) Seller expressly waives the right to exercise any and all other rights available at law or in equity.  The limitation of damages set forth herein shall not apply to any indemnities, covenants or obligations of Buyer which expressly survive either the termination of this Agreement or Closing, for which Seller shall be entitled to all rights and remedies available at law or in equity.

SECTION 11BROKERS.  Buyer and Seller each represent and warrant that they have not been represented by any broker in connection with the sale of the Property and no commissions or fees are due to any other broker or finder by reason of either party’s actions in this matter.  Buyer and Seller shall each be responsible for all liability, if any, for any broker or finder fees payable with respect to the sale of the Property that are attributable to its actions.  Seller and Buyer shall and do each hereby indemnify, defend and hold harmless the other from and against the claims, demands, actions and judgments of any and all brokers, agents and other persons or entities alleging a commission, fee or other payment to be owing by reason of their respective dealings, negotiations or communications in connection with this Agreement or the purchase and sale of the Property.  The indemnity obligations in this Section shall survive the termination of this Agreement or the Closing.

SECTION 12EMINENT DOMAIN.  In the event of the taking of more than five percent (5%) of (i) the building(s) comprising a part of the Property, (ii) the parking spaces on the Property, or (iii) the surface area of the Land, by eminent domain for any public or quasi-public use, or if notice of intent of a taking or a sale in lieu of taking is received by Seller or Buyer, at or prior to the Closing, Buyer shall have the right, to be exercised within fifteen (15) days after notice of such taking by written notice to Seller, to terminate this Agreement, in which event Buyer shall receive the Earnest Deposit and neither of the parties hereto shall have any further rights or obligations hereunder except for obligations that specifically survive the termination.  In the event this Agreement is not terminated, Buyer shall consummate this transaction on the later of (i) the Closing Date or (ii) fifteen (15) days after Buyer’s receipt of notice of such taking from Seller (with no reductions in the Purchase Price), and Buyer shall, subject, however, to the terms and conditions of the Ground Lease as may be applicable thereto, be entitled to participate in any such condemnation or eminent domain proceedings and to receive all of the proceeds attributable to any portion of the Property to be conveyed to Buyer.  For clarity, Buyer and Seller acknowledge and agree that in the event Seller delivers notice to Buyer in accordance with the foregoing Section 12, in no event shall such notice of any new taking or intent of taking by eminent domain for any public or quasi-public use constitute a breach by Seller of Section 9.1(g) above, and Seller shall have no liability to Buyer therefor; provided, however, Buyer shall retain its rights under this Section 12.

SECTION 13CASUALTY.  If prior to the Closing Date, in Seller’s reasonable judgment more than five percent (5%) of the building(s) comprising a part of the Property, are destroyed by fire or other casualty, Seller shall notify Buyer in writing of such fact (which writing shall detail the amount of insurance recoverable) and Buyer shall have the option to terminate this Agreement upon notice to Seller given within fifteen (15) days after Buyer’s receipt of Seller’s written notice aforesaid.  Upon such termination, the Escrow Agent shall return the Earnest Deposit to Buyer, this Agreement shall terminate and neither party shall have any further obligation or liability to the other.  In the event Buyer does not so elect to terminate this Agreement as aforesaid, or there is damage to or destruction of less than five percent (5%) of the Property, Seller shall assign to Buyer any insurance claims and the amount of any deductible shall be subtracted from the Purchase Price and Buyer shall acquire the Property pursuant to this Agreement without any other reduction in the Purchase Price; provided, however, that either party may extend the Closing Date for not more than thirty (30) days beyond the original Closing Date to allow sufficient time for the insurance proceeds to be received.  In the event the applicable insurer will not consent to the assignments of any insurance claim to Buyer, Seller shall pursue the applicable insurance claim on behalf of Buyer (and Buyer shall assist Seller as reasonably requested by Seller) and will, subject, however, to the terms and conditions of the Ground Lease as may be applicable thereto, turn over insurance proceeds from such claim to Buyer, less any reasonable, actual expenses of Seller’s pursuit of such insurance claim, upon Seller’s receipt of same.

SECTION 14Reserved.

SECTION 15MISCELLANEOUS.

15.1Governing Law.  This Agreement shall be governed by the laws of the State where the Property is located, without regard to rules regarding conflicts of laws.

15.2Counterparts; Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.  Signatures delivered by PDF or DocuSign (or any other reputable electronic platform) shall be sufficient to bind the parties hereto.

15.3Entire Agreement.  This Agreement, together with the attached exhibit(s), contains all of the terms and conditions of the agreement between the parties hereto, and any and all prior and contemporaneous oral and written agreements are merged herein.

15.4Modifications and Waivers.  This Agreement cannot be changed nor can any provision of this Agreement, or any right or remedy of any party, be waived orally.  Changes and waivers can only be made in writing, and the change or waiver must be signed by the party against whom the change or waiver is sought to be enforced.  Any waiver of any provision of this Agreement, or any right or remedy, given on any one or more occasions shall not be deemed a waiver with respect to any other occasion.

15.5Parties Bound.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, successors, and assigns of the parties hereto.

15.6Assignment.  Buyer may not assign its rights and obligations under this Agreement without Seller’s prior written consent; provided, however, prior to or concurrently with a Closing hereunder, Buyer may assign its rights and obligations under this Agreement without the consent of Seller, provided and on the condition that: (i) Buyer shall have given Seller written notice of the assignment and the identity of the assignee at least seven (7) days prior to Closing; (ii) Buyer, or a principal or affiliate of Buyer, shall have general management authority or own a controlling interest in the assignee; and (iii) such assignee shall have assumed Buyer’s obligations hereunder by a written instrument of assumption in form and substance reasonably satisfactory to Seller.  Notwithstanding any such assignment, Buyer shall nevertheless remain liable for all of Buyer’s obligations hereunder.  Notwithstanding Section 15.7 of this Agreement, notice under this Section 15.6 may be provided by Buyer (or Buyer’s counsel) to Seller (or Seller’s counsel) by e-mail communication without any other subsequent method of transmission.

15.7Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be deemed given when made by personal delivery, sent next business day by delivery by a nationally recognized overnight courier, addressed as follows, or e-mail followed by another permitted means of delivery.  Notice shall be deemed given on the date on which the notice is received by a party in the case of personal delivery or e-mail, or on the next business day immediately following receipt by the courier, in the case of an overnight courier:

If to Seller:	DDR Crossroads Center LLC
c/o Retail Value Inc.
3300 Enterprise Parkway
Beachwood, Ohio 44122
Attn: Melinda Scaccia, Director of Transactions
E-mail: mscaccia@sitecenters.com
With a copy to:	DDR Crossroads Center LLC
c/o Retail Value Inc.
3300 Enterprise Parkway
Beachwood, Ohio 44122
Attn: Michael Owendoff, Deputy General Counsel
E-mail: mowendoff@sitecenters.com
And with a copy to:	Burr & Forman LLP
171 17th Street, NW, Suite 1100
Atlanta, Georgia 30363
Attn: Erin Hewitt, Esq.
E-mail: ehewitt@burr.com
If to Buyer:	PMAT-Stirling Crossroads, L.L.C.
8 Trianon Plaza
New Orleans, Louisiana 70125
Attn: Benedikt Bolz
E-mail: ben@pmat.com
and
PMAT-Stirling Crossroads, L.L.C.
109 Northpark Blvd. Suite 300
Covington, LA 70433
Attn: Townsend Underhill
E-mail: tunderhill@stirlingprop.com

With a copy to:	Sher Garner Cahill Richter Klein & Hilbert, L.L.C.
909 Poydras Street, Suite 2800
New Orleans, Louisiana 70112
Attn: Neal J. Kling
E-mail: nkling@shergarner.com

15.8Section Headings.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.9Severability.  If one or more of the provisions of this Agreement or the application thereof shall be invoked, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or any other application thereof shall in no way be affected or impaired.

15.10Time of the Essence.  The parties agree that time is of the essence and that the failure of a party hereto to perform any act on or before the date specified herein for performance thereof shall be deemed cause for the termination hereof by the other party, without prejudice to other remedies available for default hereunder.

15.11Confidentiality; Public Disclosure.

a)Except as permitted in Section 15.11(b), without the prior written consent of Seller, (i) Buyer will not disclose to any person, other than their legal counsel, potential investors, or any proposed lender, either the fact that this Agreement has been entered into or any of the terms, conditions or other facts with respect thereto, including the status thereof; provided, that Buyer hereto may make such disclosure if compelled by court order or to comply with the requirements of any law, governmental order or regulation; and (ii) Buyer will not make any public disclosure or issue any press release pertaining to the existence of this Agreement, or to the proposed acquisition of the Property, except as required by law.

b)On or after the Closing Date, Buyer and Seller may each issue a press release with respect to this Agreement and the matters contemplated hereby without the consent of the other.  In connection with the foregoing, the issuing party shall endeavor to provide an advance written copy of such press release to the other party.

15.12Further Action.  The parties hereto shall at any time, and from time to time on and after the Closing Date, upon the request of either, do, execute, acknowledge and deliver all such further acts, deeds, assignments and other instruments as may be reasonably required for the consummation of this transaction.

15.13Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties hereto, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

15.14No Recording.  Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer.

15.15Third Party Beneficiary.  The provisions of this Agreement are not intended to benefit any parties other than Seller and Buyer.

15.161031 Exchange.  If so requested by either party, the other party will cooperate in structuring and completing this transaction for the requesting party so as to effect a like kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended.  In particular, such other party will consent to the assignment by the requesting party prior to the Closing hereunder of its rights hereunder to a “qualified intermediary” or other third party for such purposes.  The foregoing notwithstanding, in connection with any such exchange, neither party shall have any obligation to acquire title to any real property nor to enter into any contract:  (i) that may create or impose upon such party any non-monetary obligation or negative covenant; (ii) that does not provide that the sole and exclusive remedy of any seller for a breach shall be to retain as liquidated damages the deposit paid to said seller; or (iii) that requires such party to execute any mortgage, deed of trust or similar financing instrument.  It is further agreed that:  (1) neither party shall assume any responsibility for the tax consequences to any other party arising out of any exchange effected pursuant to this Section; (2) the requesting party shall reimburse the other party for all additional costs and expenses (including reasonable attorney’s fees) incurred by such other party in connection with any such exchange; and (3) the requesting party shall indemnify and hold the other party harmless from and against any and all loss, cost, damage, expense or other liability (including reasonable attorneys’ fees) that such other party may incur or suffer in the performance of its obligations under this Section.

15.17Business Day.  As used herein, a business day shall mean any day other than Saturday, Sunday or other day that commercial banks in the State in which the Property is located are authorized or required to close under applicable law.  Notwithstanding the foregoing, Buyer and Seller expressly acknowledge and agree that the Friday after Thanksgiving shall in no event be deemed a business day under this Agreement.  In the event that the expiration of any time period hereunder, including, without limitation, the Due Diligence Period shall expire on a non-business day, then such time period shall be extended until the close of business on the next following business day.

15.18Attorneys’ Fees.  If Buyer brings an action to enforce specific performance of this Agreement in accordance with Section 10.1 hereof, and the parties, as a result thereof, incur any attorneys’ fees or costs, or other litigation expenses in any such action, then the party prevailing in such action shall be entitled to reimbursement from the other party for all such fees, costs, and expenses.

[Signatures Appear on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

SELLER:

DDR CROSSROADS CENTER LLC,

a Delaware limited liability company

By: _______/s/ John M. Cattonar_____

Print: John M. Cattonar

Title: Executive Vice President

BUYER:

PMAT-STIRLING CROSSROADS, L.L.C.,

a Delaware limited liability company

By: PMAT Acquisition, L.L.C., its manager

By: ___/s/ Robert A. Whelan________

Print: Robert A. Whelan

Title: Manager

By: Stirling Crossroads, LLC, its manager

By: ___/s/ G. Townsend Underhill IV__

Print: G. Townsend Underhill IV

Title: Manager

ESCROW CONSENT AND ACKNOWLEDGMENT

The undersigned agrees to act as the Title Company and Escrow Agent for the transaction described in the above Agreement as provided herein.  Receipt of the Initial Deposit is hereby acknowledged.  The undersigned agrees to hold and deliver the Initial Deposit and Additional Deposit (if applicable) in accordance with the terms of this Agreement.

COMMERCIAL TITLE AGENCY, L.L.C.

Escrow No. 1018-292	By:	/s/ Steven Serio
(Print Name)
Authorized Representative
Date: February 15, 2022